Mineracao Batovi Ltda.
203 – 1634 Harvey Avenue
Kelowna, British Columbia
Canada V1Y 6G2

February 10, 2014

ATTENTION: Mr. Charles Fipke

Dear Sir,

Potential Transaction with respect to the Batovi Diamond Projects

Further to our recent discussions, the purpose of this letter (the "**Letter Agreement**") is to outline the terms pursuant to which Oconn Industries Corp ("**Oconn**"), intends to acquire up to a 75% interest in the Batovi project in Mato Grosso, Brazil (the "**Project**") from Mineracao Batovi Ltda. ("**Mineracao Batovi**") and form a further joint venture with Mineracao Batovi (the "**Joint Venture**") to develop, finance, own and operate the Project, all subject to and in accordance with the provisions of the Earn-in Agreement (as defined below) and otherwise as set out herein.

1 Background

It is OCONN's understanding that:

(a) Mineracao Batovi is the sole legal and beneficial owner of an 100% interest in the claims set out in Schedule 3 hereto (collectively, the "**Claims**") covering the Project;

(b) the Claims are free of all third party interests and encumbrances; and

(c) the Claims are in good standing and not subject to forfeiture.

2 Proposed Transaction Structure

(a) OCONN proposes, as more particularly described below, to acquire up to an aggregate 75% interest in the Project from Mineracao Batovi by way of:

(i) the funding of an initial US$2,400,000 of exploration expenses on the Project, with an additional US$600,000 if funding is needed prior to the Second Right to acquire a 49% interest in the Project (the "**First Right**"); and

(ii) funding of an additional US$37,000,000 (for a total of $40,000,000) of continued exploration or complete a bankable feasibility study, to earn a 60% interest in the Project (the "**Second Right**")

(iii) funding of continued exploration, feasibility studies and mine construction to achieve commercial production to acquire an additional 15% interest in the Project (for an aggregate 75% interest in the Project) (the "**Third Right**").

3 Due Diligence and Exclusive Dealing

(a) OCONN and its representatives may make such investigations of the Project, the Claims and Mineracao Batovi and such other matters as OCONN considers advisable so as to satisfy itself as to the future profitability of the Project, the state of the Claims and any other matters affecting Mineracao Batovi, the Project or the Claims.

(b) From the date hereof until the earlier of (i) termination of this Letter Agreement, or (ii) a date which is 45 days after the date of this Letter Agreement (the "**Due Diligence Period**"), Mineracao Batovi will provide OCONN and its accountants, legal advisors and other representatives with complete access during normal business hours to its personnel, premises, books and records, corporate records, accounts, contracts and other assets, in each case, as it relates to the Project and/or the Claims.

(c) Mineracao Batovi shall co-operate with OCONN and provide all reasonable assistance required by OCONN in connection with OCONN's due diligence investigations on the Project.

(d) OCONN is under no obligation to continue with its due diligence investigation or negotiations if, at any time, the results of its due diligence investigation are not satisfactory to it for any reason in its sole discretion.

(e) During the period from the date hereof until the execution of an earn-in agreement (the "**Earn-in Agreement**") or the termination of this Letter Agreement, Mineracao Batovi will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, provide information to, negotiate with, or in any manner encourage, discuss, accept or consider, any proposal of any other person relating to the Project or the Claims or Mineracao Batovi, whether through direct purchase, amalgamation or business combination or otherwise. Mineracao Batovi will promptly notify OCONN if any proposal regarding a competing transaction (or any inquiry from or contact with any person with respect thereto) is made. It will also concurrently advise OCONN of the content of any such proposal and, if in written form, will provide OCONN with copies.

4 **Earn-in Agreement**

(a) The parties shall negotiate in good faith to arrive at a mutually acceptable Earn-in Agreement for approval, execution and delivery no later than the date that is 90 days from the date hereof. The essential terms and basis of the Earn-in Agreement are set out in this Letter Agreement. The Earn-in Agreement will, among other things, set forth the terms and conditions upon which OCONN and Mineracao Batovi shall enter into the Joint Venture. For greater certainty, OCONN may determine at any time during the Due Diligence Period that it does not wish to pursue the Project and, upon making such determination, shall be under no obligation to enter into the Earn-in Agreement and this Letter Agreement shall terminate.

5 **The First Right**

(a) In order for OCONN to exercise the First Right and acquire a 49% interest in the Project, the following conditions must be met:

(i) OCONN shall make a payment within seven (7) business days following execution by Mineracao Batovi of this Letter Agreement of US$50,000 to, or as may be directed by, Mineracao Batovi;

(ii) the parties shall have executed the Earn-in Agreement by the Deadline Date (as defined below);

(iii) following completion of its due diligence to its sole satisfaction, OCONN shall within 60 days make payment of US$150,000 to a joint trust account between Mineracao Batovi and OCONN; and

(iv) OCONN shall make payments totalling US$2,400,000 of exploration expenses on the Project, with an additional US$600,000 if funding is needed prior to the Second Right of exploration expenses on the Project, (inclusive of the payments in (i) and (iii) above) within three years following the Deadline Date pursuant to the terms of the Earn-in Agreement.

6 **The Second Right**

(a) In order for OCONN to exercise the Second Right and acquire a 60% interest in the Project, the following conditions must be met:

(A) OCONN shall have exercised the First Right; and

(B) OCONN shall make payments totalling US$37,000,000 or complete a bankable feasibility study over the specified time period pursuant to the terms of the Earn-in Agreement, provided that if OCONN fails to exercise the Second Right in full it will be deemed to have earned an interest in the Project pro rated based upon the payments made. For clarity, every US$1,000,000 paid by OCONN as a part of the Second Right shall equate to a 0.297% (11/37ths) interest in the Project.

7 **The Third Right**

(a) In order to exercise the Third Right, as shall be more particularly described in the Earn-in Agreement, OCONN shall have exercised the Second Right in full and will be required to fund ongoing exploration, feasibility studies, mine construction and the achievement of commercial production within four years after the completion of a positive feasibility study on the Project, subject to the provisions of 8(b) below.

8 **Joint Venture**

(a) Upon OCONN giving notice to Mineracao Batovi that it has finalized its interest in the Project, the parties shall be deemed to have formed the Joint Venture and shall proceed to negotiate in good faith to settle and execute a joint venture agreement in relation to the Project in accordance with the principles set out in the Earn-in Agreement (and as set out in Schedule 1 hereto).

In this regard the initial interests of the parties in the Joint Venture may be as follows:

(i) 49% OCONN / 51% Mineracao Batovi in circumstances where OCONN has acquired a 49% interest in the Project but has failed to, or elected not to, exercise the Second Right;

(ii) Up to 60% OCONN / 40% Mineracao Batovi where OCONN has exercised the Second Right but has failed to, or elected not to, exercise the Third Right;

(iii) 75% OCONN / 25% Mineracao Batovi in circumstances where OCONN has acquired a 75% interest in the Project.

(b) Upon completion of a positive feasibility study by OCONN, OCONN shall commit to putting a mine into commercial production within four (4) years in circumstances where OCONN has elected to exercise the Third Right and Mineracao Batovi's portion of mine construction costs are to be carried by OCONN and will be repaid from 80% of Mineracao Batovi's share of mine profits.

(c) Until OCONN has completed a feasibility study on the Project or invested US$40 million in the Project and such monies have been expended on the Project, Mineracao Batovi shall have the right on behalf of the Joint Venture to negotiate and enter into an agreement with a major mining company to be operator, finance and construct a mine in exchange for a 51% interest in the Project, provided that such right shall be limited to circumstances where the incoming mining company commits to invest a minimum of US$250,000,000.

Mineracao Batovi shall negotiate such an agreement (the "**Major Agreement**") on the basis that OCONN and Mineracao Batovi shall be subject to the same dilution terms based upon their then interest in the Project, provided that in circumstances where OCONN has yet to invest US$40 million in the Project it will have the right, within 30 days of notice by Mineracao Batovi of its intention to negotiate a Major Agreement, to pay Mineracao Batovi any shortfall of the US$40 million so as to increase its interest in the Project.

9 **Conditions to Proposed Transaction**

(a) In addition to the terms set out in this Letter Agreement, the exercise of the First Right by OCONN and its initial earn-in into the Project will be subject to such conditions as are customary in a transaction of this nature, which conditions shall be set out in the Earn-in Agreement. Without limiting the generality of the foregoing, the conditions shall include the following, all of which must be obtained within 90 days of the date of the expiry of the Due Diligence Period (the "**Deadline Date**"):

(i) receipt of all necessary approvals from the board of directors and/or shareholders, as the case may be, of OCONN;

(ii) receipt of all necessary approvals of Mineracao Batovi.

10 **Confidentiality and Non-Disclosure**

(a) Subject to the provisions set forth in this Section 10, each party shall keep the existence and subject matter in this Letter Agreement, as well as any and all information gathered in connection with the investigation and due diligence already conducted or to be conducted as set forth herein, strictly confidential.

(b) The term "strictly confidential" shall mean, for the purposes hereof, that: (i) no party shall use, exploit or otherwise appropriate the confidential or proprietary information, or any other information which it naturally derives or extracts therefrom, except in the course of analyzing whether or not to pursue the proposed transaction; and (ii) none of the parties shall disclose any of the confidential or proprietary information gathered in connection with the due diligence investigation already conducted or to be conducted as set forth herein to any third parties other than the specific employees, consultants, legal advisors or accountants engaged to assist in such due diligence investigations, limited in all respect to applicable law or an order of any court or other tribunal of competent jurisdiction ordering the disclosure of such confidential information. If a party is required by law or an order of any court or other tribunal of competent jurisdiction to disclose any such confidential or proprietary information as described herein, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law and/or order, and the time and place that the disclosure will be made.

(c) Except and only to the extent required by law or regulatory authority, without the prior written consent of the other party, neither Mineracao Batovi nor OCONN will, and each will direct their respective representatives not to, directly or indirectly, make any public

comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of, discussions regarding a possible transaction between the parties or any of the terms, conditions or other aspects of the transactions proposed in this Letter Agreement.

11 **Termination**

(a) The binding provisions of this Letter Agreement may be terminated:

(i) by mutual written consent of both Mineracao Batovi and OCONN;

(ii) unless otherwise extended by written agreement of the parties, upon written notice by either party to the other party if the Earn-in Agreement has not been entered into by the expiry of the Deadline Date; or

(iii) upon written notice by OCONN if, at any time, t is not satisfied, in its sole discretion, with its due diligence examination of, among other things, the Project or the Claims.

(b) Upon termination of this Letter Agreement, the parties shall have no further obligations under this Letter Agreement except as set out in Sections (to the extent applicable), 10 and 12(b) which will survive any such termination. The termination of the binding provisions of this Letter Agreement do not affect the liability of a party for breach of any of its provisions prior to such termination.

12 **Miscellaneous**

(a) Each of Mineracao Batovi and OCONN will cooperate with each other and proceed, as promptly as is reasonably practicable, to seek and to obtain all necessary consents and approvals from governmental agencies, lenders and other third parties and to endeavour to comply with all legal or contractual requirements or preconditions to the execution and consummation of the Earn-in Agreement.

(b) Mineracao Batovi and OCONN are responsible for all of their own costs and expenses incurred in connection with the transactions contemplated herein.

(c) Each of OCONN and Charles Fipke shall have the pre-emptive right to participate in any future financings related to the Project to the extent of the pro rata holdings at that time of OCONN, its affiliates and/or any funds advised directly or indirectly by OCONN and/or its affiliates and Charles Fipke, respectively.

(d) This Letter Agreement and the Earn-in Agreement shall be governed by and enforced in accordance with the laws of British Columbia and the federal laws of Canada applicable therein, without regard to conflict of laws principles.

(e) Unless otherwise stated, all monetary amounts appearing in this Letter Agreement are represented in United States dollars.

(f) This Letter Agreement may not be assigned by either party except with the prior written consent of the other party hereto. Notwithstanding the foregoing, OCONN may assign this Letter Agreement to another person which is an affiliate of OCONN.

Please sign this Letter Agreement in the space provided below to confirm the mutual understandings and agreements of the parties and return a signed copy to the undersigned on or before February 1, 2014, failing which this Letter Agreement shall be null and void. An executed copy of this Letter Agreement

may be transmitted by facsimile or other electronic means and the transmission of a signature by such means constitutes effective delivery.

We look forward to working together to make this a successful transaction and on-going relationship for all parties.

Yours truly,

MINERACAO BATOVI LTDA.	OCONN INDUSTRIES CORP
Per: ______________________	Per: [signature]
Name:	Name: Robert Faber
Title:	Title: President and CEO

may be transmitted by facsimile or other electronic means and the transmission of a signature by such means constitutes effective delivery.

We look forward to working together to make this a successful transaction and on-going relationship for all parties.

Yours truly,

MINERACAO BATOVI LTDA.	**OCONN INDUSTRIES CORP**
Per:	Per:
Name: José Aldo Duarte Ferraz	Name: Robert Faber
Title: Administrator	Title: President and CEO

Schedule 1 - Key Principles of the Earn-In Agreement and Joint Venture Agreement

Category	
Joint Venture	Oconn Industries Corp ("**OCONN**") to earn up to a 75% interest in the Batovi diamond projects (the "**Project**") in Mato Grosso, Brazil from Mineracao Batovi Ltda. ("**Mineracao Batovi**")
Claims	The Claims are as set out in Schedule 3 which cover the Batovi kimberlite project in Mato Grosso, Brazil
Earn-in	OCONN will earn an interest in the Project by: 1. the expenditures of an initial US$2,400,000 of exploration expenses on the Project, with an additional US$600,000 if funding is needed prior to the Second Right to acquire a 49% interest in the Project; and 2. funding up to US$37,000,000 exploration, feasibility study and mine construction costs to acquire up to a 60% interest in the Project where the incremental interest earned is pro-rata based upon the expenditures in the Project; and 3. funding of additional exploration, feasibility studies and mine construction costs to commence commercial production to increase its interest in the Project to 75%. The initial interests of the parties in the joint venture shall be as determined In accordance with section (a) of the Letter Agreement and the deemed initial contributions of the parties to the joint venture will be as to OCONN, the amount actually paid pursuant to the Letter Agreement and, as to Mineracao Batovi a proportionate amount of such amount based on the initial interest of Mineracao Batovi in the joint venture relative to OCONN. For greater certainty, if OCONN earns a 49% interest in the Project by spending $2,400,000 of exploration expenses on the Project, with an additional US$600,000 if funding is needed prior to the Second Right, Mineracao Batovi shall have a 51% interest in the joint venture and shall be deemed to have contributed $3,125,000.
Establishment Operating Committee	An operating committee shall be formed having a minimum of four members, two appointed by OCONN and two appointed by Mineracao Batovi. Mineracao Batovi will be deemed to have 51% of the voting rights until OCONN has spent $40,000,000 or completed a feasibility study. Thereafter OCONN and Mineracao Batovi will have voting rights proportional to their respective interests.
Decisions of the Operating Committee	A majority decision of the operating committee shall be required for decisions relating to: 1 approval of the annual program, budget and expenditure 2 approval of changes to the annual program, budget and expenditure 3 approval of financial statements and reports

Category	
	4 appointment of a General Manager 5 entry into funding and other borrowing arrangements for the Project 6 the scope and purpose of the feasibility study 7 determining that feasibility study is positive 8 making a decision to mine and commence commercial production 9 surrendering any Claims 10 entry Into an off-take or sale agreement 11 entry into a royalty agreement 12 encumbrance or security interest over the Project 13 transfer or sale of a party's interest In the Project 14 assignment of a party's interest In the Project 15 incorporation of subsidiary or holding companies 16 appointment of an auditor 17 appointment and amendment to material terms of appointment of: -key personnel and management -key contractors 18 changes to accounting policies or procedures 19 appointment of sub-committees 20 change to the composition or charter of the operating committee.
Dilution	Subject to the provisions of the Letter Agreement, the parties shall be liable to contribute to joint venture expenditures pro rata in accordance with their then interest in the joint venture. A party who elects not to contribute will be subject to straight line dilution provided that, in circumstances where, as a result of such dilution, a party's interest in the joint venture is reduced to less than 10%, such party shall be deemed to have withdrawn from the joint venture and forfeited its interest therein, in which case the agreement governing the joint venture will terminate.
Other matters	The Earn-In Agreement and Joint Venture Agreement shall include other standard provisions that are consistent with the respective interests of the parties and the Letter Agreement.

Schedule 3—Claims

The Claims comprising the Batovi kimberlite project in Mato Grosso, Brazil are contained in the following table and shown on the attached map.